SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 0)1


                           Foothill Independent Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    344905104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     4/4/2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

--------------------------------------------------------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 1 of 10 Pages

CUSIP No. 344905104            Schedule 13G                 Page 2 of 10 Pages
          -----------        ----------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Bay Pond Partners, L.P.
         37-1406661
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  339,952
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOSITIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          339,952
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         339,952
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.038%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 0)1


                           Foothill Independent Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    344905104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     4/4/2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

--------------------------------------------------------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 3 of 10 Pages

CUSIP No. 344905104            Schedule 13G                 Page 4 of 10 Pages
          -----------        ----------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Wellington Hedge Management, LLC
         04-3215301
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  339,952
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          339,952
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         339,952
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.038%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 0)1


                           Foothill Independent Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    344905104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     4/4/2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

--------------------------------------------------------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 5 of 10 Pages

CUSIP No. 344905104            Schedule 13G                 Page 6 of 10 Pages
          -----------        ----------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Wellington Hedge Management, Inc.
         04-3215281
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  339,952
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          339,952
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         339,952
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.038%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP No. 344905104            Schedule 13G                 Page 7 of 10 Pages
          -----------        ----------------

Item 1(a).   Name of Issuer:

                  Foothill Independent Bancorp

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  510 South Grand Avenue
                  Glendora, CA  91741

Item 2(a).   Name of Person Filing:

             This schedule is filed on behalf of
             Bay Pond Partners, L.P.(''Bay Pond''), a Delaware limited partnership, Wellington Hedge Management, LLC, (''WHML'') a Massachusetts limited liability company which is the sole general partner of Bay Pond, and Wellington Hedge Management, Inc. (''WHMI''), a Massachusetts Corporation which is the managing member of WHML.


Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  75 State St
                  Boston, MA  02109

Item 2(c).   Citizenship:

                  Delaware

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  344905104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)  [ ] Broker or dealer registered under Section 15 of the Act.

        (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 344905104            Schedule 13G                 Page 8 of 10 Pages
          -----------        ----------------

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned: Bay Pond, WHML and WHMI each beneficially own 339,952 shares of the Common Stock of the Issuer.

        (b)  Percent of Class: 5.038%

        (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      339,952
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            339,952
                                                                ----------

CUSIP No. 344905104            Schedule 13G                 Page 9 of 10 Pages
          -----------        ----------------

Item 5.      Ownership of Five Percent or Less of Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

             [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Bay Pond, WHML and WHMI each have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No other person is known to have such right or power with respect to more than five percent of this class of securities, except as follows:

             Wellington Management Company, LLP


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.      Notice of Dissolution of Group.

             Not Applicable

Item 10.     Certification.
             -------------

          (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

CUSIP No. 344905104            Schedule 13G               Page 10 of 10 Pages
          -----------        ----------------

          effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection withor as a participant in any transaction having that purpose or effect. "

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Bay Pond Partners, L.P.

                                By: Wellington Hedge Management, LLC
                                Its General Partner

                                By: Wellington Hedge Management, Inc.
                                Its Managing Member


                                By:  --//Sara Lou Sherman//--
                                     --------------------------------------
                                Name:    Sara Lou Sherman
                                Title:   Vice President
                                Date:    April 08, 2005